Lennox Announces Chief Financial Officer Leadership Transition Plan
DALLAS, TX October 26, 2023- Lennox (NYSE: LII) today announced that Executive Vice President and Chief Financial Officer Joe Reitmeier has elected to retire effective February 29, 2024, after 18 remarkable years with the company. Michael Quenzer, Vice President of Financial Planning & Analysis and Investor Relations will succeed Mr. Reitmeier as Executive Vice President and Chief Financial Officer effective January 1, 2024. Mr. Reitmeier’s continued availability through February 2024 will ensure a smooth leadership transition.
Alok Maskara, Chief Executive Officer of Lennox, said, “I would like to thank Joe for his substantial contributions to Lennox. Under his strategic leadership, the company enjoyed significant shareholder value growth and exceptional financial performance. Joe demonstrated a tireless dedication to instilling financial excellence at Lennox.”
Mr. Reitmeier held various leadership roles at Lennox, including Commercial Segment CFO, before becoming the Chief Financial Officer in 2012. Since taking over as CFO, he has been instrumental in driving profitable growth. His unwavering commitment and skilled financial stewardship were critical to the 7X growth of the company’s earnings per share and 12X growth in market capitalization during his tenure.
Maskara continued, “Alongside his many accomplishments, Joe built an incredibly talented finance organization at Lennox. He leaves an enduring professional legacy. We are immensely grateful for Joe’s leadership and commitment to Lennox. I also want to congratulate Michael and look forward to working with him in his new role.”
Mr. Quenzer is an operationally-focused finance leader with a proven record of success at Lennox. He joined Lennox in 2004 as a Treasury Analyst and has since held positions of increasing responsibility, including Commercial Segment CFO and most recently Vice President of Financial Planning & Analysis and Investor Relations. In each of these roles, he has delivered financial excellence, fostered talent, and contributed to the company's profitable growth.

About Lennox
Lennox (NYSE: LII) is a leader in energy-efficient climate-control solutions. Dedicated to sustainability and creating comfortable and healthier environments for our residential and commercial customers while reducing their carbon footprint, we lead the field in innovation with our cooling, heating, indoor air quality, and refrigeration systems. Additional information on Lennox is available at www.lennoxinternational.com or by contacting Investor Relations, 972-497-6670, investor@lennoxintl.com.